Exhibit 99.1

Merrill Merchants Bancshares, Inc. Adds
Third Independent Director To Audit Committee

Bangor, Maine, October 16, 2006: Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq: MERB) today announced that Michael T. Shea, an existing member of the Company’s board of directors, was appointed to the Company’s audit committee, effective May 4, 2006. Mr. Shea’s appointment filled the vacancy on the audit committee created by Susan Singer, who resigned from the Company’s board of directors on September 23, 2005.

Prior to Mr. Shea’s appointment, the Company’s audit committee consisted of two independent directors rather than the three independent directors required under Nasdaq Marketplace Rule 4350(d)(2) as a result of Ms. Singer’s resignation. On October 12, 2006, Nasdaq’s Listing Qualifications Department informed the Company by letter that it had not been in compliance with Marketplace Rule 4350(d)(2) during the transition period between September 23, 2005 and May 4, 2006. However, Nasdaq acknowledged in the same letter that, as a result of Mr. Shea’s appointment, the Company had regained compliance and the matter is now closed.

For further information contact:

Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800